Exhibit 11

                        NEW YORK COMMUNITY BANCORP, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                   Three Months Ended
                                                                        March 31,
(in thousands, except per share data)                                2001      2000(1)
--------------------------------------------------------------------------------------
Net income                                                         $27,644     $ 7,594

Weighted average common shares outstanding                          40,889      26,805

Earnings per common share                                          $  0.68     $  0.28

Weighted average common shares outstanding                          40,889      26,805

Additional dilutive shares using average market value for the period when utilizing the Treasury stock method regarding
   stock options                                                       685         412
                                                                   -------     -------

Total shares for diluted earnings per share                         41,574      27,218
                                                                   =======     =======

Diluted earnings per common share and common share equivalents     $  0.66     $  0.28
                                                                   =======     =======

(1) Share amounts for the year 2000 have been adjusted to reflect a 3-for-2 stock split on March 29, 2001.


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